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                           OFFER TO PURCHASE FOR CASH
                    UP TO 51% OF THE SHARES OF COMMON STOCK
                                       OF

                               ZAPME! CORPORATION

                                       AT
                              $2.32 NET PER SHARE
                                       BY
                         GILAT SATELLITE NETWORKS LTD.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 14, 2000, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES (AS DEFINED BELOW) OF THE COMPANY WHICH, TOGETHER WITH THE SHARES BENEFICIALLY OWNED BY PURCHASER, WOULD REPRESENT AT LEAST 17% OF THE OUTSTANDING SHARES (AS DEFINED HEREIN) (THE "MINIMUM CONDITION"), (ii) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT") AND (iii) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS.

                                                                October 17, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies And Other Nominees:

     We have been appointed by Gilat Satellite Networks Ltd., an Israeli corporation (the "Purchaser"), to act as Dealer Manager in connection with Purchaser's offer to purchase up to the number of shares of common stock, par value $0.01 per share (the "Shares"), of ZapMe! Corporation, a Delaware corporation (the "Company") which, together with the Shares beneficially owned by Purchaser, constitute 51% of the Outstanding Shares, at a purchase price of $2.32 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 17, 2000 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. "Outstanding Shares" shall mean the total number of Shares outstanding as of the last business day prior to the consummation of the Offer.

     Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Equiserve Trust Company, N.A. (the "Depositary") prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.
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     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     1. Offer to Purchase dated October 17, 2000;

     2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed on a timely basis;

     4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. A return envelope addressed to the Depositary.

     The Board of Directors of the Company has determined based on, among other things, the recommendation of a special committee comprised of independent directors, that the Tender Offer Agreement and the transactions contemplated thereby, including the Offer, is in the best interests of the Company and its stockholders, has approved the Offer, has approved and adopted the Tender Offer Agreement and has recommended that the Company's stockholders accept the Offer.

     The Offer is being made pursuant to a Tender Offer Agreement, dated as of October 3, 2000 (the "Tender Offer Agreement"), by and among the Company, Purchaser and certain principal stockholders of the Company. Under the Tender Offer Agreement, among other things, certain stockholders of the Company have agreed to tender all of their Shares in the Offer, and other stockholders of the Company have granted the Purchaser the option to purchase their Shares. The option will only be exercised upon the consummation of the Offer, if the Shares tendered in the offer constitute, together with the Shares beneficially owned by the Purchaser, less than 51% of the Outstanding Shares.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal with all required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and all other required documents should be sent to the Depositary and (ii) unless Shares are held in book-entry form through the Company's Shareholders Services Program, Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If the holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, and the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

     Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.
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     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE
THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 14, 2000, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          CIBC WORLD MARKETS CORP.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PURCHASER, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.